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                                                                   EXHIBIT (15)


                               ARTHUR ANDERSEN LLP









To CMS Energy Corporation:

We are aware that CMS Energy Corporation has incorporated by reference in its Registration Statements No. 33-29681, No. 33-47629, No. 33-60007, No. 33-61595,
No. 33-60795, No. 33-62573,  No. 333-32229,  No. 333-63229,  No. 333-68937,  No.
333-75805 and No. 333-76347 its Form 10-Q for the quarter ended March 31, 1998, which includes our report dated May 11, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



                                                        /s/  Arthur Andersen LLP


Detroit, Michigan,
     May 11, 1999.